EXHIBIT 99.1
Applied Industrial Technologies Reports
Fiscal 2011 First Quarter Results
•	Sales Up 20.5%

•	Net Income Up 85.5%

•	Earnings Guidance Raised
CLEVELAND, Ohio, October 26, 2010 — Applied Industrial Technologies (NYSE: AIT) today reported first quarter fiscal 2011 sales and earnings for the three months ended September 30, 2010.
Net sales for the first quarter increased 20.5% to $527,501,000 from $437,743,000 in the comparable period a year ago. Net income for the quarter increased 85.5% to $20,755,000 or $0.48 per share compared to $11,187,000 or $0.26 per share last year.
“We are pleased with the strength shown by our first quarter sales and operating results,” said David L. Pugh, Applied’s Chairman & Chief Executive Officer. “Our sales showed steady growth over prior year comparables throughout the quarter on the basis of increased demand from the majority of our industrial segments. We see this level of demand continuing for the foreseeable future.
“Our attention to detail in the areas of cost control and asset management allowed us to leverage this sales growth into strong operating income and cash flow. Inventories expanded about $10 million net of acquisitions and price increases, as we increased our stock to safeguard against increased lead times in our supply chain. Gross margin percentage of 27.1% was stronger than our projected run-rate due to some one-time benefits. For the remainder of the year, we expect our gross margin will be slightly lower.
“At quarter’s end we used $50 million in cash to reduce our short-term debt, and we expect to be free of debt by the end of November. We also used a portion of our cash to fund the acquisitions of UZ Engineered Products and SCS Supply Group, both of which were purchased during the quarter.
“We believe that we will continue to see moderate growth in our daily sales run rates from the current levels throughout the remaining three quarters of our fiscal year. Based on the strength of our first quarter performance, we are raising our earnings guidance for the full fiscal year 2011 and now expect to achieve earnings of $1.80 to $2.05 per share compared to our previous forecast of $1.70 to $1.95. We are maintaining our full-year sales guidance of $2.05 to $2.25 billion.”
The Company did not repurchase any shares during the quarter. At September 30, 2010, the Company had remaining authorization to purchase 837,200 additional shares.

The Company will host its quarterly conference call for investors and analysts at 4 p.m. ET on October 26, 2010. To join the call, dial 1-800-774-6070 or 1-630-691-2753 (for International callers) using passcode 9629151. The call will be conducted by Chairman & CEO David Pugh, President & COO Benjamin Mondics, and CFO Mark Eisele. A live audio webcast can be accessed online at www.Applied.com. A replay of the call will be available for two weeks by dialing 1-888-843-7419 or 1-630-652-3042 (International) using passcode 9629151.
     With approximately 470 facilities and 4,600 employee associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 4 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training, plus solutions to meet inventory and storeroom management needs that help provide enhanced value to its customers. For its fiscal year ended June 30, 2010, Applied posted sales of $1.89 billion. Applied can be visited on the Internet at http://www.applied.com.
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “see,” “expect,” “believe,” “will,” “guidance,” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.
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For investor relations information, contact Mark O. Eisele, Vice President — Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President — Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2010	2009
Net Sales	$527,501	$437,743
Cost of sales	384,381	322,299

	143,120	115,444
Selling, distribution and administrative expenses, including depreciation	108,229	97,803

Operating Income	34,891	17,641
Interest expense, net	1,124	1,214
Other (income) expense, net	(343)	(303)

Income Before Income Taxes	34,110	16,730
Income Tax Expense	13,355	5,543

Net Income	$20,755	$11,187

Net Income Per Share — Basic	$0.49	$0.26

Net Income Per Share — Diluted	$0.48	$0.26

Average Shares Outstanding — Basic	42,370	42,277

Average Shares Outstanding — Diluted	43,086	42,787

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     (1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.
There were no LIFO layer liquidation benefits recognized for the quarter ended September 30, 2010, nor are any expected to be realized for the year ending June 30, 2011. During the quarter ended September 30, 2009, the Company recorded a LIFO benefit as part of a LIFO layer liquidation, that reduced cost of goods sold by $0.7 million and reduced the LIFO reserve by the same amount. The overall effect of the LIFO layer liquidations during the quarter ending September 30, 2009 increased gross profit by $4.3 million.
     (2) In July and August 2010, the Company completed two acquisitions for an aggregate cash purchase price of $32 million. UZ Engineered Products (UZ) is a distributor of industrial supply products for maintenance, repair, and operational needs, in the government and commercial sectors, throughout the US and Canada. SCS Supply Group, Inc. (SCS) is a distributor of bearings, power transmission, electrical, fluid power products and industrial supplies in Canada.
The projected annual sales run rate for these businesses is approximately $45 million. Results of operations for the acquired businesses are included in the Company’s Service Center Based Distribution segment results of operations from the date of closing.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,	June 30,
	2010	2010

Assets
Cash and cash equivalents	$94,593	$175,777
Accounts receivable, net of allowances of $6,306 and $6,379	261,042	246,402
Inventories	190,758	173,253
Other current assets	24,822	23,428

Total current assets	571,215	618,860
Property, net	67,044	58,471
Intangibles, net	95,671	85,916
Goodwill	73,743	63,405
Other assets	65,036	64,868

Total Assets	$872,709	$891,520

Liabilities
Accounts payable	$109,266	$94,529
Short-term debt	25,000	75,000
Other accrued liabilities	101,291	101,803

Total current liabilities	235,557	271,332
Other liabilities	68,074	65,149

Total Liabilities	303,631	336,481

Shareholders’ Equity	569,078	555,039

Total Liabilities and Shareholders’ Equity	$872,709	$891,520

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Three Months Ended
	September 30,
	2010	2009

Cash Flows from Operating Activities
Net income	$20,755	$11,187
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,713	2,929
Amortization of intangibles	2,787	2,476
Amortization of stock options and appreciation rights	1,259	1,398
(Gain) loss on sale of property	(10)	31
Treasury shares contributed to employee benefit, deferred compensation and other share-based compensation plans	996	322
Changes in assets and liabilities, net of acquisitions	(24,301)	31,779
Other, net	317	127

Net Cash provided by Operating Activities	4,516	50,249

Cash Flows from Investing Activities
Property purchases	(873)	(1,290)
Proceeds from property sales	41	40
Net cash paid for acquisition of businesses, net of cash acquired	(27,697)

Net Cash used in Investing Activities	(28,529)	(1,250)

Cash Flows from Financing Activities
Repayments under revolving credit facility	(50,000)	(5,000)
Dividends paid	(7,206)	(6,351)
Excess tax benefits from share-based compensation	392	223
Exercise of stock options and appreciation rights	143	196

Net Cash used in Financing Activities	(56,671)	(10,932)

Effect of Exchange Rate Changes on Cash	(500)	(22)

(Decrease) increase in cash and cash equivalents	(81,184)	38,045
Cash and cash equivalents at beginning of period	175,777	27,642

Cash and Cash Equivalents at End of Period	$94,593	$65,687